Exhibit 21.1

HUGHES NETWORK SYSTEMS, LLC

SUBSIDIARIES

The following table sets forth our subsidiaries as of December 31, 2008:

Company (1)	Place of Incorporation	Ownership Interest
Subsidiaries of Hughes Network Systems, LLC:
Advance Satellite Research, LLC	Delaware	100%
Helius, LLC	Utah	100%
Helius Acquisition, LLC	Utah	100%
HNS Participações e Empreendimentos Ltda.	Brazil	100%
HNS Américas Comunicações Ltda.	Brazil	100%
Hughes Telecomunicações do Brasil Ltda.	Brazil	99.99%
Hughes Network Systems (Beijing) Co., Ltd.	China	100%
HNS Finance Corp.	Delaware	100%
Hughes Network Systems International Service Company	Delaware	100%
HNS-India VSAT, Inc.	Delaware	100%
HNS-Shanghai, Inc.	Delaware	100%
HNS License Sub, LLC	Delaware	100%
HNS Real Estate, LLC	Delaware	100%
Hughes Network Systems GmbH	Germany	100%
Hughes Communications India Limited(2)	India	69.24%
Hughes Network Systems India Limited	India	99.99%
HCIL Comtel Limited	India	98.98%
P.T. Hughes Network Systems Indonesia	Indonesia	100%
Hughes Network Systems S.r.L.	Italy	100%
HNS Mauritius Ltd.	Mauritius	100%
HNS de México S.A. de C.V.	México	100%
Hughes Network Systems Europe Limited	United Kingdom	100%
Hughes Network Systems Limited	United Kingdom	100%
HNS License Sub Limited	United Kingdom	100%

(1)	Excludes certain inactive subsidiaries which, in the aggregate as a single subsidiary, would not contitute a significant subsidiary as of December 31, 2008.
(2)

Our ownership interest in Hughes Communications India Limited of 69.24% consists of 47.42% owned indirectly through our wholly owned subsidiary, HNS-India VSAT, Inc.; 10.91% owned indirectly through our subsidiary, Hughes Network Systems India Limited; and 10.91% owned indirectly through Escorts Motors Limited, in which we indirectly own 49%.